Exhibit (m)(2)

PRUDENTIAL INSTITUTIONAL LIQUIDITY PORTFOLIO, INC.

Institutional Money Market Series

NOTICE OF RULE 12B-1 FEE WAIVER

CLASS A SHARES

THIS NOTICE OF RULE 12B-1 FEE WAIVER is signed as of April 1, 2008, by PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC (PIMS), the principal underwriter of Prudential Institutional Liquidity Portfolio, Inc. – Institutional Money Market Series, an open-end management investment company (the Fund).

WHEREAS, PIMS desires to waive a portion of its distribution and shareholder services fees payable on Class A shares of the Fund (Rule 12b-1 fees); and

WHEREAS, PIMS understands and intends that the Fund will rely on this Notice and agreement in preparing a registration statement on Form N-1A and in accruing the Fund's expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

WHEREAS, shareholders of the Fund will benefit from the ongoing contractual waiver by incurring lower Fund operating expenses than they would absent such waiver.

NOW, THEREFORE, PIMS hereby provides notice that it has agreed, for the period ending July 31, 2009, to waive .07% of its contractual distribution and service (12b-1) fees with respect to the Class A shares. This contractual waiver shall be effective from the date hereof until July 31, 2009.

IN WITNESS WHEREOF, PIMS has signed this Notice of Rule 12b-1 Fee Waiver as of the day and year first above written.

PRUDENTIAL INVESTMENT

MANAGEMENT SERVICES LLC

By: /s/ Robert F. Gunia_

Name: Robert F. Gunia

Title: President

L:\MFApps\CLUSTER 2\Waivers\PILP\Class A 12b-1 Fee Waiver to 7-31-09.doc